Exhibit 10.21

Serena Software, Inc.

October 28, 2009

John Nugent

Dear John:

At the request of the Board of Directors of Serena Software, Inc. (“Serena”), we are pleased to extend an offer to you for the position of President and Chief Executive Officer of Serena. In addition, we expect to nominate you as a director to Serena’s Board of Directors pursuant to Serena’s corporate governance requirements.

This letter confirms our offer of employment to you. The terms of your employment include the following:

Your base salary will be $22,916.67 before applicable payroll taxes, tax withholdings and voluntary deductions, payable on a semi-monthly basis or about the 15th and last day of each month.

You will be eligible to receive an annual cash incentive bonus based on an annual target bonus equal to your base salary for a period of twelve (12) months. For Fiscal Year 2010, the annual cash incentive plan is structured to provide for a bonus payout of 200% of your target bonus at 115% achievement of our annual EBITA target, a bonus payout of 100% of your target bonus at 100% achievement of our annual EBITA target and a bonus payout of 25% of your target bonus at 85% achievement of our annual EBITA target. No annual cash incentive bonus will be payable for less than 85% achievement of the annual EBITA target. The bonus payout for Fiscal Year 2010 will be determined by Serena’s Board of Directors after the end of the fiscal year, prorated based on your period of service during Fiscal Year 2010, and subject to applicable payroll taxes, tax withholdings and voluntary deductions. A copy of the FY 2010 Executive Annual Incentive Plan is enclosed with this letter.

Subject to the approval of Serena’s Board of Directors, you will be granted (i) stock options to purchase 2,500,000 shares of Serena’s common stock under Serena’s Amended and Restated 2006 Stock Incentive Plan (“Stock Plan”), of which 65% (1,625,000 shares) will be performance-based options and 35% (875,000 shares) will be time-based options pursuant to the terms of Serena’s Time and Performance Option Agreement; and (ii) 400,000 restricted stock units under the Stock Plan pursuant to the terms of Serena’s Restricted Stock Unit Agreement. The exercise price of the stock options will be equal to the fair market value of Serena’s common stock on the date of grant, as determined by Serena’s Board of Directors. Copies of the Stock Plan and standard forms of the Time and Performance Option Agreement and Restricted Stock Unit Agreement, and a summary of the Stock Plan and Management Stockholders Agreement, are enclosed with this letter.

1900 Seaport Boulevard, Redwood City, California 94063-5587 www.serena.com	T 650.481.3400 F 650.481.3700

John Nugent

October 28, 2009

You will be eligible to participate in Serena’s Employee Benefits Plans, which include vacation, health care, life insurance and a 401(k) plan.

In connection with your role as President and Chief Executive Officer of Serena, you will be required to relocate to the area of Serena’s corporate headquarters located in Redwood City, California. You will entitled to reimbursement of up to $65,000 of eligible expenses incurred by you in connection with the relocation of your primary residence from Pennsylvania to a location within fifty (50) miles of Serena’s corporate headquarters. Eligible expenses will include all “qualified” moving expenses, such as costs of moving your household goods and personal effects to the new residence, costs of travel and lodging connected to the move, and costs of storing household goods and personal effects prior to delivery to your new residence, and reasonable “non-qualified” moving expenses limited to the cost of meals connected with the move, the cost of a pre-move househunting trip for you and your family and temporary living expenses in the area of Serena’s corporate headquarters for a period of up to six months.

In the event that your employment is terminated by Serena without Cause or by you for Good Reason within the first twelve (12) months of the commencement of your employment with Serena, you will be entitled to the following severance benefits: (i) continuation of your base salary for a period of twelve (12) months following the termination of your employment, payable over the twelve (12) month period in accordance with Serena’s customary payroll practices; provided, however, that the first payment will be made on the fiftieth (50th) day following termination of employment and will include any amounts that would have otherwise been due prior to such fiftieth (50th) day; (ii) payment of your annual target bonus for the fiscal year in which your employment terminates, payable on the later of (a) February 15th (or the preceding business day if February 15th shall fall on a weekend or holiday) immediately following the end of such fiscal year or (b) the fiftieth (50th) day following termination of employment; and (iii) continuation of your health coverage through reimbursement of premiums under COBRA for a period of twelve (12) months following the termination of your employment. All severance benefits will be subject to applicable payroll taxes and tax withholdings. The severance benefits will be contingent upon your execution, delivery and non-revocation, within forty-five (45) days following the termination of employment (which general release of claims will be delivered to you within five (5) business days following the termination of your employment), of a customary release of claims in favor of Serena and its affiliates, and continued compliance with certain restrictive covenants, including customary non-competition and non-solicitation arrangements covering the duration of the salary continuation period and a customary non-disparagement arrangement. The definitions of “Cause” and “Good Reason” are set forth in the Stock Plan.

John Nugent

October 28, 2009

In the event that your employment is terminated as a result of a termination without cause or a resignation for good reason within twelve (12) months following a change in control, you will be entitled to the following severance benefits: (i) continuation of your base salary for a period of twelve (12) months following the termination of your employment; (ii) payment of your annual target bonus plus a prorated portion of your annual target bonus for the period of service during the fiscal year in which the termination of employment occurs; and (iii) continuation of your health coverage through the reimbursement of premiums under COBRA for a period of twelve (12) months following the termination of your employment. These severance benefits will be contingent upon your execution of a release of claims and compliance with certain restrictive covenants, including limited transition services and non-disparagement, non-competition and non-solicitation arrangements covering the duration of the salary continuation period. The foregoing will be subject to your execution and delivery to Serena of Serena’s standard form of change in control agreement, which will control over any contrary terms set forth in this paragraph. The change in control arrangements applicable to stock options and restrictive stock units are set forth in the Time and Performance Option Agreement, Restricted Stock Unit Agreement and Stock Plan.

Notwithstanding anything to the contrary in this offer letter, (i) if at the time of the termination of your employment, you are a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and the deferral of the commencement of any payments or benefits payable to you as a result of your termination is necessary to prevent any accelerated or additional tax under Section 409A, then Serena will defer the commencement of such payments or benefits until the date that is six months following your termination (or the earliest date permitted under Section 409A) and (ii) if any other payments of money or other benefits due to you could cause the application of an accelerated or additional tax under Section 409A, the payments or other benefits will be deferred if deferral will make such payments or other benefits compliant under Section 409A, or otherwise restructured, in a manner, as equitably determined by Serena’s Board of Directors, that does not cause an accelerated or additional tax. For purposes of Section 409A, the right to a series of installment payments under this offer letter will be treated as a right to a series of separate payments. With respect to the payment of amounts or benefits that are nonqualified deferred compensation subject to Section 409A, a termination of employment will not be deemed to have occurred for purpose of this offer letter unless the termination is also a “separation from service” within the meaning of Section 409A, and any references in this offer letter to a “resignation,” “termination,” “termination of employment” or like term will mean a separation from service. Except to the extent any expense, reimbursement or in-kind benefit does not constitute a “deferral of compensation” within the meaning of Section 409A: (a) the amount of expenses eligible for reimbursement or in-kind benefits provided to you during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to you in any other calendar year, (b) the reimbursements for expenses will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (c) the right to payment or reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

John Nugent

October 28, 2009

You will be required to execute Serena’s Code of Conduct, Confidentiality and Assignment of Inventions Agreement and Arbitration Agreement, which will be provided to you separately before your first day of employment.

Employment with Serena is on an at-will basis. You are free to terminate your employment for any reason at any time with or without prior notice. Similarly, Serena can terminate the employment relationship with or without cause or notice.

This written offer constitutes all of the material terms of your compensation and supersedes any previous verbal commitments. The terms of this offer may only be changed by written amendment to this offer letter, although the Board of Directors may from time to time, in its sole discretion, adjust the compensation paid and benefits made available to you and its other executive officers.

Upon your acceptance of this offer letter, please return the signed original to me and retain a copy for your records. This employment offer will expire on October 30, 2009.

Your experience and talents will be a strong addition to our company. We are excited about you joining our team and look forward to your contribution. Please call me with any questions you may have.

Sincerely,

/s/ David Roux
David Roux
Chairman of the Board

I accept this offer and expect to start my employment on November 2, 2009. No person has made any promises, representations, inducements or offers to encourage me to join the company other than the terms set forth above. I understand this offer is confidential and will not disclosure the terms of this offer to any third party other than my financial, tax and legal advisors.

Accepted:	/s/ John Nugent
John Nugent

Date:	October 28, 2010